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                                                                       EXHIBIT 1

                                                             ENGLISH TRANSLATION

                             COMPANHIA ENERGETICA DE
                              MINAS GERAIS - CEMIG


                                     BY-LAWS


                                    CHAPTER I

       THE COMPANY'S NAME, INCORPORATION, OBJECT, HEAD OFFICE AND DURATION


     Art. 1 - Companhia Energetica de Minas Gerais - CEMIG, incorporated on May 22, 1952 as a partly state-owned joint stock company, shall be governed by the present By-laws and by applicable legislation and which has as its corporate purpose to construct and operate generation, transmission and distribution systems and to trade electric power and related services; to develop activities in any of the different fields of energy, from any source, with a view to economic and commercial activity; to render consulting services within its operating range to companies in Brazil and abroad; and to perform activities directly or indirectly related to its corporate purposes;

     Sole paragraph - All activities stated in this Article shall be performed directly by CEMIG or by companies incorporated by CEMIG or by companies in which CEMIG shall

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have a majority or minority interest, in each case as approved by the Board of
Directors of CEMIG, in accordance with State Laws No. 828, dated December 14, 1951, No. 8.655, dated September 18, 1984, and No. 12.653, dated October 23, 1997, and upon prior authorization by Agencia Nacional de Energia Eletrica - ANEEL (the Brazilian electric energy regulatory agency).

     Art. 2 - The Company will have its headquarters and administrative offices in the city of Belo Horizonte, Capital of Minas Gerais state, Brazil, and may open offices, representations and any other establishments in Brazil and abroad, upon authority from the Board of Executive Officers.

     Art. 3 - The Company's duration is indefinite.

                                   CHAPTER II

                          THE CAPITAL STOCK AND SHARES

     Art. 4 - The Company's capital stock is R$ 1,621,538,190.25 (one billion, six hundred and twenty one million, five hundred and thirty eight thousand, one hundred and ninety reais and twenty five centavos), represented by:

     a) 70,874,167,923 (seventy billion, eight hundred and seventy four million, one hundred and sixty seven thousand, nine hundred and twenty three) nominative common shares, par value R$ 0.01 each; and

     b) 91,279,651,102 (ninety one billion, two hundred and seventy nine million, six hundred and fifty one thousand, one hundred and two) nominative preferred shares, par value R$ 0.01 each.

     Sole paragraph - The right to vote will be reserved exclusively to the common shares and each share will bear the right of one vote during stockholders' meetings.

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     Art. 5 - The preferred shares will have preference in case of reimbursement of shares and will be entitled to annual minimum dividends equal to the greater of the following:

     a) 10% (ten percent) of par value per share; or

     b) 3% (three percent) of the book value per share.

     Art. 6 - Common shares and preferred shares will have the same conditions for distribution of dividends.

     Sole paragraph - The capitalization of the monetary correction of the capital stock shall depend on the decision of a General Meeting, but shall always be obligatory when required by article 297, Law No. 6.404, dated December 15, 1976.

     Art. 7 - In fiscal years that the Company does not obtain enough profit to pay dividends to its stockholders, the State of Minas Gerais shall guarantee the payment to all private holders of the Company's capital stock of a minimum dividend of 6% (six percent) of par value PER ANNUM, according to article 9, State Law No. 828, dated December 14, 1951, and article 1, State Law No. 8.796, dated April 29, 1985.

     Art. 8 - The State of Minas Gerais' subscribed capital, which must constitute the majority of voting shares, shall be paid according to current law. The capital subscribed by other stockholders either natural persons or corporations shall be paid in as stipulated by the General Meeting which deliberates the matter.

     Section 1 - In order to carry out the decisions made in a General Meeting, the Board of Executive Officers may temporarily halt, in accordance with current law, stockholder transfer and registering services.

     Section 2 - Stockholders shall have priority in the subscription of capital increases and in the issuance of Company securities, in accordance with applicable law. However, priority shall

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not be granted when capital increase is paid in with tax incentive resources, in observance of the provision in Sole paragraph of article 172, Law No. 6.404, dated December 15, 1976.

                                   CHAPTER III

                               THE GENERAL MEETING

     Art. 9 - The Annual General Shareholders' Meeting shall be held, ordinarily, within the first 4 (four) months of the fiscal year, for the purposes stipulated by law, and extraordinarily whenever necessary, and shall be called with at least 15 (fifteen) days prior notice, in each case according to applicable legal procedures with respect to summons, convocation and deliberations.

     Sole paragraph - The stockholder shall be represented in the Company's General Meetings in accordance with Article 126 of Law No. 6,404 and subsequent amendments, having previously presented or deposited with the Company the ownership receipt for the shares issued by the registrar, an identification card and the related power of attorney.

     Art. 10 - The General Meeting, either annual or extraordinary, shall be presided by a stockholder elected by the General Meeting, from among those present, who shall indicate one or more secretaries.

                                   CHAPTER IV

                           THE COMPANY ADMINISTRATION

     Art. 11 - The company administration shall be performed by a Board of Directors and by a Board of Executive Officers.

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                                    SECTION I

                             THE BOARD OF DIRECTORS

     Art. 12 - The Company Board of Directors shall be comprised of 14 (fourteen) members and the same number of alternates, among whom one shall be its Chairperson and another its Vice-Chairperson, both elected and removable from office at any time by the General Meeting, for a term of 3 (three) years, and may be reelected.

     Section 1 - The alternate directors shall replace the respective incumbent directors in their eventual absences and impediments and, in case of vacancy, until a replacement is elected.

     Section 2 - The global or individual amount for remuneration of the Board of Directors shall be determined by the General Meeting which elected them according to current law.

     Section 3 - It is guaranteed to minority stockholders of common shares and minority stockholders of preferred shares the right to elect, in a separate voting process, 1 (one) member of the Board of Directors, respectively, as provided by law.

     Art. 13 - In case of vacancy in the Board of Directors, the next following Extraordinary General Meeting shall proceed to elect a new member for the period that remained for the previous Director.

     Sole paragraph - In the case of a vacancy, the minority stockholders shall elect the new member of the Board of Directors, if the previous one had been elected by it.

     Art. 14 - The Board of Directors shall meet ordinarily every 2 (two) months and, extraordinarily, by summons of its Chairperson, of its Vice-Chairperson, of one third of its members or when requested by the Board of Executive Officers and shall deliberate, validly, with the presence of a majority of its members.

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     Section 1 - The Board of Directors' meetings shall be summoned by its
Chairperson or its Vice-Chairperson, upon written notice forwarded with anticipation of 5 (five) days, including the list of items to be deliberated. In case of urgent need, the Board of Directors meetings may be summoned by its Chairperson without observance of the above-mentioned notice period, provided that all members of the Board are unequivocally notified.

     Section 2 - The Board of Directors' deliberations shall be decided by the majority of the votes by present Directors, being the Chairperson's role, in case of a tie, to cast the tie-breaking vote.

     Art. 15 - It is for the Chairperson of Board of Directors to grant license to its members, and its is for the other members to grant license to the Chairperson.

     Art. 16 - The Chairperson and the Vice-Chairperson of the Board of Directors shall be chosen by their colleagues, in the first meeting of the Board of Directors following the election of its members, it being the Vice-Chairperson's role to replace the Chairperson in his absences or impediments.

     Art. 17 - The Board of Directors shall be responsible:

     a) to establish the general orientation for the Company's business;

     b) to elect and dismiss the executive officers of the Company, under the rules of present By-laws;

     c) to deliberate, prior to their signatures, on the contracts between the Company and any of its stockholders or any enterprise that has the control over the latter, or are controlled by the latter, or has their joint control;

     d) to deliberate, by proposition from the Board of Executive Officers, on the sale or mortgage of the Company's fixed assets, as well as on the Company's granting guarantees to

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third parties, with the individual value equal to or greater than R$5,000,000.00
(five million reais);

     e) to deliberate, by proposal from the Board of Executive Officers, on loans, financing, acts or other legal business that are to be engaged by the Company, with value equal to or greater than R$5,000,000.00 (five million reais), except the terms of letter "g" paragraph 4 of article 21 expressed below;

     f) to summon the General Meeting;

     g) to inspect the management of the Board of Executive Officers, shall exam at any time the Company's books and papers, as well as request information on signed contracts or about to be signed, and about any other fact or administrative act that is of interest;

     h) to manifest beforehand on the management report and the accounting of the Company's Board of Executive Officers; and

     i) to appoint and dismiss each year the independent auditors, among offices with international recognition and authorized by the Comissao de Valores Mobiliarios (the Brazilian Securities and Exchange Commission) to audit publicly held companies.

     j) to authorize, upon the proposal by the Board of Executive Officers, the commencement of a competitive bidding process relating to contracts for an amount equal or greater to R$5,000,000 (five million reais), or to make the determination that such contract is exempt from the competitive bidding process;

     l) to authorize, by the Board of Executive Officers' proposal, the institution of legal and administrative proceedings on behalf of the Company and to settle judicial or extrajudicial agreements with respect to amounts equal to or greater than R$5,000,000.00 (five million reais).

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                                   SECTION II


                         THE BOARD OF EXECUTIVE OFFICERS

     Art. 18 - The Board of Executive Officers shall be comprised of 7 (seven) Officers, stockholders or not, elected by the Board of Directors, including: a Chief Executive Officer; an Executive Vice-President, a Chief Energy Distribution and Commercialization Officer; a Chief Financial, Equity Investment an Investor Relations Officer; a Chief Energy Generation and Transmission Officer; a Chief Corporate Management Officer; and a Chief Planning, Projects and Construction Officer.

     Section 1 - The Executive Officers' term shall be 3 (three) years, and they may be reelected. The Executive Officers shall remain in office until their successors, duly elected, take office.

     Section 2 - The global or individual amount for remuneration of the Executive Officers shall be determined by the General Meeting, according to current law.

     Art. 19 - In case of absence, license, impediment, resignation or vacancy of the Chief Executive Officer, that office shall be taken by the Executive Vice-President for the period of the absence, license or impediment, and, in case of vacancy or resignation, until a replacement for the position is appointed by the Board of Directors.

     Section 1 - In case of vacancy, resignation, license or temporary impediment of any of the other Executive Officers, the Board of Executive Officers may, through a meeting, upon approval of majority of its members, designate another Executive Officer also to take office and respective functions, until that office be provided by the Board of Directors, or while the license or impediment persists, whichever the case.

     Section 2 - The Chief Executive Officer or member of the Board of Executive Officers elected as stated on this article shall hold office during the term time that remained to the replaced Executive Officer.

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     Art. 20 - The Board of Executive Officer shall meet ordinarily at least twice a month and, extraordinarily, at any time it is summoned by the Chief Executive Officer or by 2 (two) Executive Officers, upon notice with minimum anticipation of 2 (two) days, which, however, shall be waived in case all Executive Officers are present. The Board of Executive Officers' deliberations shall be adopted by majority of votes from its members, having the Chief Executive Officer cast the tie-breaking vote, in case of a tie.

     Art. 21 - It is the responsibility of the Board of Executive Officers to manage the Company's daily business, in accordance with the Company's Multiyear and Strategic Plan and Annual Budget prepared and approved in accordance with these By-laws.

     Section 1 - The Company's Multiyear and Strategic Plan shall contain the plans and projections for the term of 5 (five) fiscal years, and shall be updated annually, providing details, among other items, on:

     a) Company activities and strategies, including any project for construction or expansion of power generation, transmission and distribution;

     b) new investments and business opportunities, including those of the Company's subsidiaries and associate corporations;

     c) amounts to be invested or otherwise disbursed from the Company's own or third-party funds; and

     d) return rates and profits to be obtained or generated by the Company.

     Section 2 - The Company's Annual Budget shall reflect the Company's Multiyear and Strategic Plan and shall detail operating revenues and expenses, costs and investments, cash flow, the amount to be allocated for payment of dividends, investments from own or third party funds and other data considered necessary by the Board of Executive Officers.

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     Section 3 - The Company's Multiyear and Strategic Plan and the Annual
Budget shall be prepared and updated annually, by the end of each calendar year, to be valid as of the following fiscal period. Both shall be prepared under the coordination of the Chief Financial, Equity Investment and Investor Relations Officers and shall be submitted for analysis by the Board of Executive Officers.

     Section 4 - The following matters shall be deliberated on by the Board of Executive Officers' meeting as a body:

     a) approval of the Company organizational plan and issuance of corresponding rules, as well as respective amendments;

     b) approval of the Company's Multiyear and Strategic Plan, as well as its updates and reviews, including schedules, amount and allocation of investments set forth therein;

     c) approval of the Company's Annual Budget, which shall reflect the Company's Multiyear and Strategic Plan in force, as well as any investment or expense not anticipated on the approved Annual Budget, in amounts not exceeding R$5,000,000.00 (five million reais);

     d) approval of sale or mortgage of the Company's fixed assets, as well as the Company granting guarantees to third parties, in amounts not exceeding R$5,000,000.00 (five million reais);

     e) approval of loans, financing or other legal business to be committed by the Company, which, individually or jointly do not exceed R$5,000,000.00 (five million reais);

     f) the exercise of voting in general meetings of the Company's subsidiaries or associate corporations, when dealing with matters that are included in the Company's Multiyear and Strategic Plan; and

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     g) approval of wholesale energy purchase and sale contracts in amounts equal to or greater than R$5,000,000.00 (five million reais), and the respective instruments shall be informed to the Board of Directors at the meeting following the approval;

     h) to authorize the commencement of a competitive bidding process relating to contracts for an amount equal or greater to R$1,000,000 (one million REAIS) and less than R$5,000,000 (five million REAIS), or to make the determination that such contract is exempt from the competitive bidding process;

     i) to authorize the institution of legal and administrative proceedings on behalf of the Company and to settle judicial or extrajudicial agreements with respect to amounts equal to or greater than R$5,000,000.00 (five million reais).

     j) to authorize, upon the proposal of Chief Financial, Equity Investment and Investor Relations Officer, the accrual of the Company's accounting provisions in any amount.

     Section 5 - The performance of acts necessary for the routine operations of the Company, the signing of contracts and other legal transactions shall be performed by the Chief Executive Officer, in conjunction with one Executive Officer or by a duly empowered agent.

     Section 6 - Powers of attorney shall be granted only by the Chief Executive Officer in conjunction with one Executive Officer, except that with respect to the powers granted pursuant to subsection "c", clause I of Article 22, only the authorization of the Chief Executive Officer shall be required.


     Art. 22 - With observance of preceding article terms, Executive Officers have the following duties:

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     I - Of the Chief Executive Officer:

     a) to oversee and direct the Company operations;

     b) to develop the Company's strategic actions included in the Company's Multiyear and Strategic Plan;

     c) to represent the Company in court, actively and passively;

     d) to sign, jointly with one of the Executive Officers, documents of the Company's responsibility;

     e) to present the annual report of the Company's business to the Board of Directors and to the Annual General Meeting;

     f) to hire and dismiss employees of the Company; and

     g) to conduct internal audit activities, institutional and juridical relations, public relations and representation and ombudsman's duties.

     II - Of the Executive Vice-President:

     a) to act as a substitute for the Chief Executive Officer in case of absence, license, impediment, resignation or vacancy

     b) to establish policies relating to environmental guidance, technological development, alternative energy sources, technical standardization and products and services quality improvement;

     c) to coordinate the Company's action strategy regarding the environment, the technological processes and the technological strategy management;

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     d) to coordinate corporate programs of quality promotion and improvement;

     e) to promote the implementation of the Company's technological development programs;

     f) to monitor the execution of plans for the fulfillment of environmental, technological and quality improvement policies;

     III - Of the Chief Energy Distribution and Commercialization Officer:

     a) to ensure the quality of supply of energy to consumers directly connected to the Company's subtransmission and distribution systems;

     b) to elaborate the planning of the Company's distribution system (medium and low voltage);

     c) to design and construct distribution lines and networks;

     d) to operate and to maintain the Company's energy subtransmission and distribution system and the associated supervisory and tele-control systems;

     e) to formulate and to implement the marketing plan related to distribution and commercialization activities;

     f) to develop programs and actions for consumers on the most effective use of electric energy;

     g) to prepare market projections for this Office's operations;

     h) to maintain commercial relations with final consumer and sell electric energy and services; and

     i) to conduct environmental programs and actions within the scope of this Office.

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     IV - Of the Chief Financial and Equity Investment Officer:

     a) to provide financial resources necessary to the Company's operation and expansion, as per the Annual Budget, leading the process of arranging loan and financing, as well as related services;

     b) to coordinate the preparation and consolidation of the Company's Multiyear and Strategic Plan and of the Annual Budget;

     c) to account and to control economic and financial transactions;

     d) to determine the cost of service and to establish insurance policies, as detailed in the Company's Multiyear and Strategic Plan;

     e) to detail the short, medium and long-term financial programs, as indicated in the Company's Multiyear and Strategic Plan and in the Annual Budget;

     f) to control the Company's capital stock, to establish the stockholding policy and to suggest the dividend policy;

     g) to prepare surveys, studies and analyses of the Brazilian energy market to operate on the Wholesale Energy Market;

     h) to plan and carry out the purchase and sale of energy in the Wholesale Energy Market, as well as the risk management associated therewith;

     i) to develop the activities related to the purchase, sell and account for energy on the Wholesale Energy Market;

     j) to represent the Company in the Wholesale Energy Market;

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     l) to establish purchase and sale prices of electric energy;

     m) to coordinate the preparation and the negotiation of the Company's electric energy rates;

     n) to analyze proposals and coordinate the Company's new business development other than generation, transmission, distribution and commercialization, in conjunction with other involved areas;

     o) to support other Executive Officers in the development of the Company's new business relating to generation, transmission, subtransmission and distribution;

     p) to evaluate and to monitor equity investment in other corporations; and

     q) to approve contracts of wholesale purchase and sale of energy in amounts lower than R$5,000,000.00 (five million reais);

     r) to be responsible for supplying information to investors, to the Comissao de Valores Mobiliarios - CVM (Brazilian securities and exchange commission), to the national and international stock exchanges and over-the-counter markets, as well as to the corresponding regulatory entities, and to maintain the Company's records with these entities updated.


     V - Of the Chief Energy Generation and Transmission Officer:

     a) to ensure the quality of energy supply to consumers directly connected to the transmission system;

     b) to plan the operations and the maintenance of generation and transmission;

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     c) to operate and to maintain generation and transmission systems and the associated supervisory and tele-control systems;

     d) to conduct environmental programs and actions within the scope of this Office;

     e) to develop and conduct hydro meteorological actions of interest to the Company;

     f) to manage operations arising from the interlinking of the Company's electric system with those of other companies;

     g) to represent the Company before the National Electric System Operator;

     h) to manage the Company's laboratories and workshops; and

     i) to guarantee the availability of facilities and equipment of generation and transmission.


     VI - Of the Chief Corporate Management Officer:

     a) to provide adequate personnel for the Company;

     b) to define the Company's human resources policy, to guide and to promote its usage;

     c) to guide and conduct activities relating to organizational studies and documentation thereof;

     d) to define, conduct and supervise the Company's telecommunications and data processing policy;

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     e) to design, implement and maintain the Company's telecommunications and computing systems;

     f) to define policies and norms for support services such as transport, administrative communication, vigilance and adequacy of personnel working areas;

     g) to provide the Company with infra-structure and administrative support services and resources;

     h) to manage the process of hiring works and services and of purchasing and selling materials and property;

     i) to carry out quality control of purchased material and evaluation of service providers;

     j) to administer and control inventories of materials, selection and recovery of used materials, and also to promote the sale of excess, unusable and scrap materials; and

     l) to conduct environmental programs and actions within the scope of this Office.

     m) to authorize the commencement of a competitive bidding process relating to contracts for an amount less than R$1,000,000 (one million REAIS), or to make the determination that such contract is exempt from the competitive bidding process;

     VII - Of the Chief Planning, Projects and Construction Officer:

     a) to prepare the planning of expansion of generation, transmission and subtransmission systems;

     b) to consolidate the planning of the Company's electric system;

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     c) to consolidate the Company's Capital Expenditure Program in generation, transmission, subtransmission and distribution;

     d) to represent the Company at the Electric Systems Expansion Planning Coordinating Committee;

     e) to conduct negotiations for the development of generation and transmission enterprises;

     f) to promote the design, construction and assembly of generation, transmission, subtransmission and co-generation facilities;

     g) to promote the design and construction of buildings;

     h) to conduct evaluation studies and take measures to obtain environmental licenses; and

     i) to conduct environmental programs and actions within the scope of this Office.


                                    CHAPTER V

                               THE FISCAL COUNCIL

     Art. 23 - The Company's Fiscal Council shall exist on a permanent basis and shall consist of 3 (three) to 5 (five) members and their respective alternates, who shall be elected each year by the General Meeting and may be reelected.

     Sole Paragraph - The Fiscal Council shall elect, among its members, its Chairperson, who shall summon and chair its meetings.

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     Art. 24 - In case of resignation, death or impediment, a Fiscal Council member shall be replaced by his respective alternate, until the new member is elected, who shall be chosen by the same body that appointed the original member.

     Art. 25 - The Fiscal Council's duties are those set forth in the Brazilian Corporate Law.

     Art. 26 - The Fiscal Council members' remuneration shall be determined by the General Meeting which elects them, in accordance with current law.


                                   CHAPTER VI

                                 THE FISCAL YEAR

     Art. 27 - The fiscal year shall coincide with the calendar year, ending on December 31 of each year, when the Financial Statements shall be prepared, according to pertinent law.

     Art. 28 - Before any participation, accumulated losses and income tax provision shall be deducted from the year's profit.

     Sole paragraph - The year's cash dividends shall be distributed only after legal reserve has been deducted, the latter on the level of 5% (five percent) on net income, up to the maximum allowed by law.

     Art. 29 - The dividends shall be distributed in the following order:

     a) the minimum annual cash dividend guaranteed to preferred shares;

     b) the cash dividend to common shares, up to a percentage equal to that guaranteed to preferred shares.

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     Sole paragraph - The General Meeting may distribute to stockholders additional cash dividends besides those stated under "a)" and "b)" above, in which case, the preferred shares shall receive the same amount as the common shares.

     Art. 30 - The dividend distribution established by the preceding article shall not be less than 25% (twenty five percent) on net income, in accordance with the Brazilian Corporate Law.

     Section 1 - The Board of Directors may declare interim cash dividends, on account of retained earnings or income reserves, as interest on capital.

     Section 2 - The interest paid or credited as interest on capital, in accordance with applicable legislation, shall be added to the obligatory or statutory dividend on preferred shares, comprising the amount of cash dividends distributed by the Company, for all legal intents and purposes.

     Art. 31 - The dividends shall be paid within 60 (sixty) days from the date of the General Meeting which authorizes their distribution, or as determined by the Board of Executive Officers, who may establish the time, place and means of payment.

     Sole paragraph - Dividends not claimed within 3 (three) years from the date they were made available to the stockholder shall revert to the benefit of the Company.

                                   CHAPTER VII

             RESPONSIBILITY OF THE DIRECTORS AND EXECUTIVE OFFICERS

     Art. 32 - The Directors and Executive Officers shall be responsible to the Company and to third parties with respect to actions taken as part of the normal performance of their respective functions in the Company, in accordance with applicable law and the By-laws.

     Art. 33 - The Company shall assume the defense on behalf of the members of the Board of Directors, the Fiscal Council and the Board of Executive Officers, to the extent

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permitted by applicable law, with respect to administrative and legal proceedings initiated by third parties against such persons arising from actions taken as part of the regular performance of their respective functions in the Company to the extent such actions are not prohibited by the law or the Company's By-laws, whether such proceedings are initiated during or after such person's service in the Company.

     Section 1 - The assurance stated in the heading of this Art. 33 is also applicable to actions by the Company's employees to the extent that such employee's actions were taken pursuant to the direction or under the supervision of a Director or Executive Officer of the Company.

     Section 2 - In the event that a final legal judgment in such a proceeding shall have been entered against a member of the Board of Directors, the Fiscal Council or the Board of Executive Officers, or an employee referred to in
Section 1, such member or employee shall reimburse the Company for all related costs, expenses and losses incurred by the Company.

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